Exhibit 99.1

TEXAS PACIFIC LAND TRUST ANNOUNCES THIRD QUARTER 2019 FINANCIAL AND OPERATING RESULTS

DALLAS, TX (October 31, 2019) – Texas Pacific Land Trust (NYSE: TPL) today announced financial results for the third quarter ended September 30, 2019.
Results for the third quarter of 2019:
•Net income of $60.0 million, or $7.74 per Sub-share Certificate, for the third quarter ended September 30, 2019 compared with $50.8 million, or $6.52 per Sub-share Certificate, for the third quarter ended September 30, 2018.
•Revenues of $98.5 million for the third quarter ended September 30, 2019, compared with $73.2 million for the third quarter ended September 30, 2018.
•Increases of 53.7% in easements and other surface-related income, 22.4% in oil and gas royalty revenue and 19.1% in water sales and royalty revenue for the third quarter ended September 30, 2019 compared with the third quarter ended September 30, 2018.
•EBITDA(1) of $77.4 million for the third quarter ended September 30, 2019, compared with $63.9 million for the third quarter of 2018, an increase of 21.1%.

Results for the nine months ended September 30, 2019:
•Net income of $249.6 million, or $32.18 per Sub-share Certificate, for the nine months ended September 30, 2019 compared with $147.1 million, or $18.86 per Sub-share Certificate, for the nine months ended September 30, 2018.
•Revenues of $377.2 million for the nine months ended September 30, 2019, compared with $207.0 million for the nine months ended September 30, 2018.
•Increases of 37.2% in water sales and royalty revenue, 31.1% in easements and other surface-related income and 26.2% in oil and gas royalty revenue for the nine months ended September 30, 2019 compared with the nine months ended September 30, 2018.
•EBITDA(1) of $318.5 million for the nine months ended September 30, 2019, compared with $185.0 million for the nine months ended September 30, 2018, an increase of 72.2%.

Further details for the third quarter of 2019:
Oil and gas royalty revenue was $38.3 million for the third quarter ended September 30, 2019, compared with $31.3 million for the third quarter ended September 30, 2018, an increase of 22.4%. Crude oil and gas production subject to the Trust’s royalty interests increased 50.4% and 125.9%, respectively, in the third quarter ended September 30, 2019 compared to the third quarter ended September 30, 2018. While crude oil and gas production increased in the third quarter ended September 30, 2019 compared to September 30, 2018, the prices received for crude oil and gas production decreased 8.8% and 64.6%, respectively, over the same time period.

(1) Non-GAAP performance measure. See "Non-GAAP Performance Measures and Definitions"

Easements and other surface-related income was $33.9 million for the third quarter ended September 30, 2019, an increase of 53.7% compared with the third quarter ended September 30, 2018 when easements and other surface-related income was $22.1 million. This increase of $11.8 million resulted primarily from increases in pipeline easement income and commercial lease royalties for the third quarter ended September 30, 2019 compared to the same period of 2018. Pipeline easement income increased $7.7 million for the third quarter ended September 30, 2019 compared to the same period of 2018. Commercial lease revenue increased $2.9 million for the third quarter ended September 30, 2019 compared to the same period of 2018.

Water sales and royalty revenue was $21.7 million for the third quarter ended September 30, 2019, an increase of 19.1% compared with the third quarter ended September 30, 2018 when water sales and royalty revenue was $18.2 million. This increase was principally due to a 34.0% sales increase in the number of barrels of sourced and treated water sold in the third quarter of 2019 as compared to the same period in 2018.

Land sales revenue was $4.6 million for the third quarter ended September 30, 2019, when the Trust sold approximately 77 acres of land for an average price of approximately $59,960 per acre. Land sales revenue was $1.5 million for the third quarter ended September 30, 2018, when the Trust sold approximately 47 acres of land for an average price of approximately $32,953 per acre.

Further details for the nine months ended September 30, 2019:

Oil and gas royalty revenue was $111.1 million for the nine months ended September 30, 2019, compared with $88.1 million for the nine months ended September 30, 2018, an increase of 26.2%. Crude oil and gas production subject to the Trust’s royalty interests increased 49.4% and 122.3%, respectively, in the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. While crude oil and gas production increased in the nine months ended September 30, 2019 compared to September 30, 2018, the prices received for crude oil and gas production decreased 9.8% and 52.6%, respectively, over the same time period.

Easements and other surface-related income was $87.6 million for the nine months ended September 30, 2019, an increase of 31.1% compared with the nine months ended September 30, 2018 when easements and other surface-related income was $66.8 million. This increase of $20.8 million resulted primarily from increases in pipeline easement income and commercial lease revenue for the nine months ended September 30, 2019 compared to the same period of 2018. Pipeline easement income increased $16.5 million for the nine months ended September 30, 2019 compared to the same period of 2018. Commercial lease revenue increased $7.5 million for the nine months ended September 30, 2019 compared to the same period of 2018. These increases were partially offset by a $3.0 million decrease in temporary permit income.

Water sales and royalty revenue was $65.1 million for the nine months ended September 30, 2019, an increase of 37.2% compared with the nine months ended September 30, 2018 when water sales and royalty revenue was $47.4 million. This increase was principally due to a 41.8% sales increase in the number of barrels of sourced and treated water sold in the nine months ended September 30, 2019 as compared to the same period in 2018.

Land sales revenue was $113.0 million for the nine months ended September 30, 2019, when the Trust sold approximately 21,986 acres of land for an average price of approximately $5,141 per acre. Land sales revenue was $4.3 million for the nine months ended September 30, 2018, when the Trust sold approximately 167 acres of land for an average price of approximately $25,734 per acre.

About Texas Pacific Land Trust

Texas Pacific Land Trust is one of the largest landowners in the State of Texas with approximately 900,000 acres of land in West Texas. The Trust was organized under a Declaration of Trust to receive and hold title to extensive tracts of land in the State of Texas, previously the property of the Texas and Pacific Railway Company, and to issue transferable Certificates of Proprietary Interest pro rata to the holders of certain debt securities of the Texas and Pacific Railway Company. Texas Pacific Land Trust’s trustees are empowered under the Declaration of Trust to manage the lands with all the powers of an absolute owner. Texas Pacific Land Trust is not a REIT.
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust’s future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to the Trust’s future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

REPORT OF OPERATIONS
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended September 30,
	2019	2018
Oil and gas royalties	$38,259	$31,253
Easements and other surface-related income	33,911	22,068
Water sales and royalties	21,654	18,178
Land sales	4,621	1,543
Other operating revenue	85	126
Total revenues	$98,530	$73,168

Income tax expense	$14,737	$12,433
Net income	$60,022	$50,762
Net income per Sub-share Certificate — basic and diluted	$7.74	$6.52
Weighted average number of Sub-share Certificates outstanding during period	7,756,156	7,786,692

	Nine Months Ended September 30,
	2019	2018
Oil and gas royalties	$111,113	$88,078
Easements and other surface-related income	87,635	66,845
Water sales and royalties	65,067	47,428
Land sales	113,020	4,293
Other operating revenue	329	375
Total revenues	$377,164	$207,019

Income tax expense	$63,578	$36,415
Net income	$249,606	$147,056
Net income per Sub-share Certificate — basic and diluted	$32.18	$18.86
Weighted average number of Sub-share Certificates outstanding during period	7,756,643	7,797,262

SEGMENT OPERATING RESULTS
(in thousands) (unaudited)

	Three Months Ended September 30,
	2019		2018
Revenues:
Land and resource management:
Oil and gas royalties	$38,259	39%	$31,253	43%
Easements and other surface-related income	22,111	22%	14,591	20%
Land sales and other operating revenue	4,706	5%	1,669	2%
	65,076	66%	47,513	65%
Water services and operations:
Water sales and royalties	21,654	22%	18,178	25%
Easements and other surface-related income	11,800	12%	7,477	10%
	33,454	34%	25,655	35%
Total consolidated revenues	$98,530	100%	$73,168	100%

Net income:
Land and resource management	$43,911	73%	$36,385	72%
Water services and operations	16,111	27%	14,377	28%
Total consolidated net income	$60,022	100%	$50,762	100%

	Nine Months Ended September 30,
	2019		2018
Revenues:
Land and resource management:
Oil and gas royalties	$111,113	29%	$88,078	43%
Easements and other surface-related income	59,761	16%	49,896	24%
Land sales and other operating revenue	113,349	30%	4,668	2%
	284,223	75%	142,642	69%
Water services and operations:
Water sales and royalties	65,067	17%	47,428	23%
Easements and other surface-related income	27,874	8%	16,949	8%
	92,941	25%	64,377	31%
Total consolidated revenues	$377,164	100%	$207,019	100%

Net income:
Land and resource management	$204,222	82%	$109,700	75%
Water services and operations	45,384	18%	37,356	25%
Total consolidated net income	$249,606	100%	$147,056	100%

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP measurements. These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP. In compliance with requirements of the Securities and Exchange Commission (“SEC”), our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

EBITDA

EBITDA is a non-GAAP financial measurement of earnings before interest, taxes, depreciation and amortization. Its purpose is to highlight earnings without finance, taxes, and depreciation and amortization expense, and its use is limited to specialized analysis. We have presented EBITDA because we believe that it is a useful supplement to net income as an indicator of operating performance.

The following table presents a reconciliation of net income to EBITDA for the three and nine months ended September 30, 2019 and 2018 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$60,022	$50,762	$249,606	$147,056
Add:
Income tax expense	14,737	12,433	63,578	36,415
Depreciation and amortization	2,631	706	5,286	1,519
EBITDA	$77,390	$63,901	$318,470	$184,990

Contact
Robert Packer
(214) 969-5530
Robert@tpltrust.com